                                  EXHIBIT 11

                          BANK OF BOSTON CORPORATION

                Computation of Supplemental Per Share Earnings



     EARNINGS                                                   Six Months                                Years Ended
     --------                                                  Ended June 30                              December 31
                                                           ----------------------              -----------------------------------
                                                           1996              1995              1995           1994            1993
     (in millions)                                         ----              ----              ----           ----            ----
1.   Net income                                      $      369        $      323        $      678     $      542      $      367

2.   Less: Preferred dividends                               19                19                37             37              35
                                                           ----              ----              ----           ----            ----

3.   Net income applicable to primary
      earnings per common share                             350               304               641            505             332

4.   Add: Interest expense on convertible
      debentures, net of tax                                                                                     4               4
                                                           ----              ----          --------       --------        --------

5.   Net income applicable to fully diluted
      earnings per common share                      $      350        $      304        $      641     $      509      $      336
                                                           ====              ====              ====           ====            ====

     SHARES
     ------
     (in thousands)
6.   Weighted average number of common shares
     outstanding                                        154,318           151,777           153,856        148,913         147,033

7.   Incremental shares from assumed exercise
      of dilutive stock options as of the
      beginning of the period using the
      treasury stock method                               1,700             1,693             2,027            674             991

8.   Incremental shares from assumed conversion
      of debentures at date of issuance                                     1,778               885          4,029           4,043
                                                       --------             -----               ---          -----           -----

9.   Adjusted number of common shares                   156,018           155,248           156,768        153,616         152,067
                                                       ========          ========          ========       ========        ========

     PER SHARE CALCULATION
     ---------------------

10.  Primary net income per common share
     (Item 3 divided by Item 6); see note below      $     2.27        $     2.01        $     4.17     $     3.39      $     2.26

11.  Fully diluted net income per common
     (Item 5 divided by Item 9); see note below      $     2.24        $     1.96        $     4.09     $     3.31      $     2.21
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Note = Income per common share before extraordinary item and cumulative effect of changes in accounting principles, net of tax, on both a primary and fully diluted basis for the years ended December 31, 1994 and 1993 is computed by adding to the numerator the extraordinary loss from early extinguishment of debt, net of tax, in 1994 of $7 million and subtracting from the numerator the cumulative effect of accounting changes, net of tax, in 1993 of $24 million.